                                                                   Exhibit 10.17

                             MANAGING FEE AGREEMENT

Between:

ORGANITECH U.S.A. INC.                                       (on one side)

And

SIMON ZENATY                                                 (on the other side)

Whereas        ORGANITECH U.S.A. INC. (Hereinafter - "ORGANITECH") and

And whereas    ORGANITECH is interested getting managing active participation from Simon Zenaty (hereinafter/:"SIMON"), based on Simon's business experience,

And whereas    SIMON wants to participate in ORGANITECH'S management, based on its business experience and its interest in ORGANITECH'S success,

          THEREFORE, THE SIDES HEREBY STATE AND AGREE AS FOLLOWS:

     1.   SIMON will participate in the everyday managing activities of
          ORGANITECH.

     2.   The sides hereby agree that:

          a.   SIMON commits to participate in ORGANITECH'S EVERYDAY management activities.

          b.   SIMON will dedicate all the necessary efforts needed and
               requested by ORGANITECH, up to a limit of an average of 100 HOURS
               PER MONTH.

               The specific role of Simon, and the use of his efforts, will be agreed from time to time by mutual accord between MR. LIOR HESSEL and SIMON.

          c.   ORGANITECH will compensate Simon for his efforts, as described above, by committing to pay Simon the amount of US $ 4,000 PER
               MONTH, starting from July 2003.

          d.   SIMON will have the right to ask for its remuneration in the following conditions:

               i)   A monthly cash payment, only when ORGANITECH'S cash flow
                    will allow it.

               ii)  Until ORGANITECH'S cash-flow will allow it, the amounts will be accumulated, and ORGANITECH will pay a quarterly interest amount based in an annual rate of 5%

               iii) Simon will have the right to request, at any time, the exchange of the accumulated amount (including the
                    interests), for ORGANITECH USA INC. OPEN TRADE SHARES
                    (hereinafter: the "CALL OPTION").

               iv)  In this case, the price of the shares for the execution of the CALL OPTION will be calculated as 75% OF THE AVERAGE
                    CLOSING PRICE OF THE LAST 3 (THREE) MONTHS before the date of Simon's calling for the CALL OPTION.

     3.   SIMON and ORGANITECH agree that each of the parties will be allowed to terminate this agreement with a 60 DAYS WRITTEN NOTICE to the other party. In this case, the agreement will be terminated 60 days after the written notice date (hereinafter: "TERMINATION DATE")

     4.   In case of termination of this MANAGEMENT FEE AGREEMENT, as said in article 3 of this agreement, the parties will act as follows:

          a.   SIMON will be allowed to execute its CALL OPTION for the total accumulated amount (including interests) until the TERMINATION
               DATE, OR

          b.   Organitech will pay Simon by the termination date the total accumulated amount (including interests) in cash.

          If the parties do not agree about which of those alternatives, it is agreed that the debt (if there is any) will be split in half, so that half of it will be paid in cash and half in shares.

In witness whereof, the parties hereto have duly executed this MANAGING FEE
AGREEMENT as of July 1, 2003

ORGANITECH U.S.A. INC.                                              SIMON ZENATY

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LIOR HESSEL, CEO                                                    SIMON ZENATY